Annual Report

Cover Page

Name of issuer:

Border X Brewing LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: CA

Date of organization: 12/21/2012

Physical address of issuer:

2181 Logan Ave
San Diego CA 92113

Website of issuer:

http://borderxbrewing.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

11

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$541,970.00	$160,238.00
Cash & Cash Equivalents:	$80,531.00	$25,180.00
Accounts Receivable:	$5,185.00	$8,566.00
Short-term Debt:	$34,026.00	$35,741.00
Long-term Debt:	$452,772.00	$286,090.00
Revenues/Sales:	$934,509.00	$694,268.00
Cost of Goods Sold:	$170,787.00	$153,832.00
Taxes Paid:	$2,616.00	$5,623.00
Net Income:	$38,579.00	$9,521.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Border X Brewing LLC

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
David Favela	CEO - Manager	Border X Brewing LLC	2013
Marcel Favela	Master Brewer	Border X Brewing	2013
Martin Favela	CFO	Border X Brewing	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
David Favela	CEO	2013
Marcel Favela	Master Brewer	2013
Martin Favela	CFO	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
David Favela	Membership interests	20.0
Michael Fuller	Membership interests	20.0
Marcelino Favela	Membership interests	20.0
Marcel Favela	Membership interests	20.0
Martin Favela	Membership interests	20.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Alcohol regulations. Because we will manufacture and sell alcohol, we will be subject to extensive regulation by the Federal Tax and California Alcoholic Beverage Control. These regulations are strictly enforced. Failure to follow those regulations could have a severe negative impact on our sales and even our ability to remain open

Competition.–We face competition from breweries that are already established and have far more resources for funding marketing. Attracting and retaining customers in this climate may be difficult.

Ingredient costs. The cost of brewing beer is very dependent on ingredient costs, especially grain. Increases in ingredient costs due to shortages or weather could affect our profit margins.

Border X Brewing is very dependent on its small management team. If anything catastrophic were to happen to the company's management team, the future of the company may be compromised. Furthermore, ownership of the company is concentrated in a small number of members (5).

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
	This is an LLC with no issued units.		

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	David Favela
Issue date	01/01/14
Amount	$60,388.00
Outstanding principal plus interest	$62,109.00 as of 03/30/18
Interest rate	2.85% per annum

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	Martin Favela
Issue date	01/01/14
Amount	$7,000.00
Outstanding principal plus interest	$7,200.00 as of 03/30/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	Marcelino Favela
Issue date	01/01/14
Amount	$15,000.00
Outstanding principal plus interest	$15,428.00 as of 03/30/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	Marcel Favela
Issue date	01/01/14
Amount	$6,000.00
Outstanding principal plus interest	$6,171.00 as of 03/30/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	Martin Favela
Issue date	01/01/15
Amount	$6,300.00
Outstanding principal plus interest	$6,480.00 as of 03/28/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	David Favela
Issue date	01/01/15
Amount	$31,711.00
Outstanding principal plus interest	$27,915.00 as of 03/28/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	Marcelino Favela
Issue date	01/01/15
Amount	$5,000.00
Outstanding principal plus interest	$5,143.00 as of 03/28/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	Marcelino Favela
Issue date	01/01/16
Amount	$8,500.00
Outstanding principal plus interest	$8,742.00 as of 03/28/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	David Favela
Issue date	01/01/16
Amount	$22,670.00
Outstanding principal plus interest	$23,316.00 as of 03/28/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	Martin Favela
Issue date	01/01/16
Amount	$17,630.00
Outstanding principal plus interest	$18,132.00 as of 03/28/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	Axis Capital Inc
Issue date	09/13/16
Amount	$80,841.00
Outstanding principal plus interest	$66,099.70 as of 03/24/18
Interest rate	12.7% per annum
Maturity date	11/01/21
Current with payments	Yes

Outstanding balance is from Jan 1st 2018

Loan

Lender	Marcelino Favela
Issue date	01/01/17
Amount	$2,100.00
Outstanding principal plus interest	$2,160.00 as of 03/28/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

Loan

Lender	Martin Favela
Issue date	01/01/17
Amount	$11,000.00
Outstanding principal plus interest	$11,314.00 as of 03/28/18
Interest rate	2.85% per annum
Current with payments	Yes

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline. This are further explained in the related party transactions.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
	Regulation Crowdfunding	SAFE	$750	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Martin Favela
Amount Invested	$17,630.00
Transaction type	Loan
Issue date	01/01/16
Outstanding principal plus interest	$18,132.00 as of 03/26/18
Interest rate	2.85% per annum
Discount rate	0.0%
Outstanding	Yes
Current with payments	Yes
Relationship	CFO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Martin Favela
Amount Invested	$7,000.00
Transaction type	Loan
Issue date	01/01/14
Outstanding principal plus interest	$7,200.00 as of 03/30/18
Interest rate	2.85% per annum
Outstanding	Yes
Current with payments	Yes
Relationship	CFO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Marcelino Favela
Amount Invested	$15,000.00
Transaction type	Loan
Issue date	01/01/14
Outstanding principal plus interest	$15,428.00 as of 03/30/18
Interest rate	2.85% per annum
Outstanding	Yes
Current with payments	Yes
Relationship	Relative of officers

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	David Favela
Amount Invested	$60,388.00
Transaction type	Loan
Issue date	01/01/14
Outstanding principal plus interest	$62,109.00 as of 03/30/18
Interest rate	2.85% per annum
Outstanding	Yes
Current with payments	Yes
Relationship	CEO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Marcelino Favela
Amount Invested	$5,000.00
Transaction type	Loan
Issue date	01/01/15
Outstanding principal plus interest	$5,143.00 as of 03/26/18
Interest rate	2.85% per annum
Discount rate	0.0%
Outstanding	Yes
Current with payments	Yes
Relationship	Relative of officers

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Martin Favela
Amount Invested	$11,000.00
Transaction type	Loan
Issue date	01/01/17
Outstanding principal plus interest	$11,314.00 as of 03/26/18
Interest rate	2.85% per annum
Discount rate	0.0%
Outstanding	Yes
Current with payments	Yes
Relationship	CFO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Martin Favela
Amount Invested	$6,300.00
Transaction type	Loan
Issue date	01/01/15
Outstanding principal plus interest	$6,480.00 as of 03/26/18
Interest rate	2.85% per annum
Discount rate	0.0%
Outstanding	Yes
Current with payments	Yes
Relationship	CFO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	David Favela
Amount Invested	$22,670.00
Transaction type	Loan
Issue date	01/01/16
Outstanding principal plus interest	$23,316.00 as of 03/26/18
Interest rate	2.85% per annum
Discount rate	0.0%
Outstanding	Yes
Current with payments	Yes
Relationship	President CEO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Marcelino Favela
Amount Invested	$8,500.00
Transaction type	Loan
Issue date	01/01/16
Outstanding principal plus interest	$8,742.00 as of 03/26/18
Interest rate	2.85% per annum
Discount rate	0.0%
Outstanding	Yes
Current with payments	Yes
Relationship	Relative of officers

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Marcelino Favela
Amount Invested	$2,100.00
Transaction type	Loan
Issue date	01/01/17
Outstanding principal plus interest	$2,160.00 as of 03/26/18
Interest rate	2.85% per annum
Discount rate	0.0%
Outstanding	Yes
Current with payments	Yes
Relationship	Relative of officers

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	David Favela
Amount Invested	$31,711.00
Transaction type	Loan
Issue date	01/01/15
Outstanding principal plus interest	$27,915.00 as of 03/26/18
Interest rate	2.85% per annum
Discount rate	0.0%
Outstanding	Yes
Current with payments	Yes
Relationship	President - CEO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Marcel Favela
Amount Invested	$6,000.00
Transaction type	Loan
Issue date	01/01/14
Outstanding principal plus interest	$6,171.00 as of 03/30/18
Interest rate	2.85% per annum
Outstanding	Yes
Current with payments	Yes
Relationship	Master Brewer of company

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We're breaking down borders and building community with Mexican craft beer, delicious food, and rich culture. We offer Mexican food to complement our beers, host local art and music, and have helped revitalize our Barrio Logan neighborhood as well as expanding to Bell in Los Angeles. We reinvented what a craft brewery can be and our customers love it: our revenues increased 35% to $934,509 in 2018. With our strong monthly revenues so far this year and our execution of a second taproom in Bell, we hope to double our revenue in 2018.

Latinos know what Horchata, Jamaica, and Mexican chocolate taste like, and they love our beer because of the strong cultural connection. But great beer crosses all borders: twenty-five percent of our customers are non-Latino. We know we've created something special and want to share it, which is why we plan to open taprooms in other predominantly Latino communities. We're starting with Bell, and hope to open 5-6 locations around the Southwest in the next five years.

Milestones

Border X Brewing LLC was incorporated in the State of California in December 2012.

Since then, we have:

- Achieved profitability with $934k in revenue in 2018, up from $694k in 2017.

- Featured in New York Times, San Francisco Chronicle, Los Angeles Times, and NPR.

- Named 2016 Best Brewery Startup by Brewbound Magazine.

- Our Blood Saison won bronze at the 2014 San Diego International Beer Festival.

- Our Horchata Golden Stout won gold at the Los Angeles International Beer Competition.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $934,509 compared to the year ended December 31, 2017, when the Company had revenues of $694,268. Our gross margin was 81.72% in fiscal year 2018, compared to 77.84% in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $541,970, including $80,531 in cash. As of December 31, 2017, the Company had $160,238 in total assets, including $25,180 in cash.
- *Net Income.* The Company has had net income of $38,579 and net income of $9,521 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $486,798 for the fiscal year ended December 31, 2018 and $321,831 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $274,140 in debt.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 6 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 6 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Border X Brewing LLC cash in hand is $50,000, as of March 2018. Over the last three months, revenues have averaged $120,000/month, cost of goods sold has averaged $15,000/month, and operational expenses have averaged $60,000/month, for an average net margin of $45,000 per month. Our intent is to be profitable in 1 months.

We have implemented stricter financial controls and procedures as well as signing up with an independent accounting firm in order to assure control of all key metrics and expenses. Our sales have tracked substantially higher in January thru March, at roughly 2x our prior year rate. Barrio Logan location is completing major projects that will aid in both increasing capacity and sales, while improving efficiencies.

After receiving the funding within the first two months we will focus on the leasing and remodeling of second tasting room in our target market and community.

On the third month we will launch our tasting room. Expected revenue over month 3 and 4 will be an additional $75k-$80K per month.

On month 5 and continuing from month 6 on, expected revenue of tasting room is forecasted to reach $120K- $150K per month.

With the full installation of the brewery on site by month 6, incremental local accounts will boost the total revenue around second tasting room.

By month 6, we will begin process of identifying a site for expanded production in the Southern California market.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://borderxbrewing.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

David Favela
Marcel Favela
Martin Favela

Appendix E: Supporting Documents

Amended___Restated_Operating_Agreement__Signed___1_.pdf



JOIN THE BORDER X BREWING COMMUNITY

Raised $187,564 from 296 investors on November 2018

Infusing the craft beer experience with traditionally Latino flavors and culture

We're breaking down borders and building community with Latino craft beer, delicious food, and rich culture. We offer Mexican food to complement our beers, host local Chicano art and music, and have helped revitalize our Barrio Logan neighborhood. We reinvented what a craft brewery can be and our customers love it: our revenues increased 92% to $694k in 2017. With our strong monthly revenues so far this year and our plans to open a second taproom in Bell, we hope to double our revenue in 2018.

food alcohol brewery



David Favela
CEO
20 executive management experience at high tech company, HP. Have managed P/L responsibility for businesses from $20M to $100M.


Learning Curve Episode 004: Border X Brewing

Why you may want to invest

1. Achieved profitability with $694k in revenue in 2017, up from $360k in 2016.
2. Featured in New York Times, San Francisco Chronicle, Los Angeles Times, and NPR.
3. Named 2016 Best Brewery Startup by Brewbound Magazine.
4. Our Blood Saison won bronze at the 2014 San Diego International Beer Festival.
5. Our Horchata Golden Stout won gold at the Los Angeles International Beer Competition.

Our Ambition

Latinos know what Horchata, Jamaica, and Mexican chocolate taste like, and they love our beer because of the strong cultural connection. But great beer crosses all borders: twenty-five percent of our customers are non-Latino. We know we've created something special and want to share it, which is why we plan to open taprooms in other predominantly Latino communities. We're starting with Bell, and hope to open 5-6 locations around the Southwest in the next five years.

borderxbrewing.com

San Diego, CA

Why I Like Border X Brewing

One of my favorite [San Diego] beer selections was at Border X Brewing, a Mexican craft beer specialist in Barrio Logan. Border X has four-ounce pours for a mere $1.50 and an all-day happy hour on Tuesday with discounts on some pints. I recommend the deep-red Blood Saison, made with hibiscus and agave — it's sweet, tart and refreshing. The Abuelita's chocolate stout, vaguely spicy and tasting of cinnamon, is good, too.



Lucas Peterson
NEW YORK TIMES TRAVEL WRITER

THE BUZZ ABOUT BORDER X BREWING

It feels like a revolution. It feels like I'm part of something really cool and I have a visceral, emotional reaction to what [Favela]'s trying to do. He's put meat on the bones of this thing that he said he was going to do. I've been noticing so much Latin influence on brands, on beers, on packaging design... [and] I think a lot of people recognize that the Latino population is growing, and they need to respond to that and want to be able to provide a space for them in the beer arena.



Karmen Olson
Senior Manager of Emerging Business at Craft Brew Alliance

I've been coming here since they were in Salud. I absolutely love this spot. They have the best bartenders, new and old, amazing beers and an overall welcoming environment for all walks of life. I started as an IPA fan, they introduced me to the Blood Saison and I was hooked until I tried the Abuelitas Chocolate Stout. Now I switch it up between the last two and I honestly have no desire to go elsewhere.

April Y.
Yelp Reviewer

This place has a chill atmosphere with great music and laid back people. The bartender explained the beer well and was easy to talk to. Ordered the flight and enjoyed every single beer. The favorite of the day was the Blood Saison but I'm sure that is no surprise to anyone who has been here. I will definitely return!



Sean L.
Yelp Reviewer

I'm not much of a drinker, so rarely end up at breweries, and really really rarely have big opinions on them. But holy cow. You guys. THE BEER HERE IS SO GOOD. Because I'm not really a drinker, choosing is kind of challenging, and both bartenders were really wonderful and helpful. I didn't feel like they were put out by my 20 questions and need for tasters, and I ended up getting two beers that I really, really liked a lot. The horchata stout is probably one of my favorite beers of all time now. It was rich, but not as heavy as a normal stout. It had enough depth of flavor to keep me interested in it all the way through the pint. I've been thinking about it ever since and can't wait to go back!

Kassi K.

Yelp Reviewer

This [Blood Saison] is an amazing brew that is a perfect reflection of the brewery that makes it. Border X Brewing has made it their mission to become deeply involved in the Barrio Logan community by consistently hosting local art shows and fundraisers. They pride themselves on making hand crafted Mexican culture themed beers and it shows in their brewing. So go explore the San Diego neighborhood of Barrio Logan, take a stroll through Chicano Park, and grab yourself a ruby red pint of Blood Saison! Salud!

Carlos Lee

Writer for Beer Alien

Their Blood Saison is a bright-red, light beer made with hibiscus, the main ingredient in agua de Jamaica, a tart Mexican drink found at every taco shop that knows what it's doing. The brew's delightfully sour and sweetened with agave syrup purchased at Tijuana's Mercado Hidalgo. It took third place at this year's San Diego International Beer Festival. They also make their smoky, sweet Abuelita Chocolate Stout with Abuelita, a brand of Mexican hot chocolate found in Latino households. These beers have helped Border X connect with Latino drinkers, who pack the brewery's Otay Mesa tasting room (8684 Avenida de la Fuente) on Fridays and Saturdays and clean them out of their drink supply in just two days.



Alex Zaragoza

Writer for San Diego City Beat

San Diego Brewery Guide

San Diego's Barrio Logan and East Village areas are expanding rapidly, and one sure sign of that expansion is the growing number of breweries, tasting rooms, and craft bars that are opening their doors there.

March 28, 2018 @ sandiegomagazine.com

Enjoy Creative, Mexico-Inspired Beers at Border X Brewing - Stay Hungry San Diego

Image Source Border X Brewing Location: 2181 Logan Avenue (map) Hours: Tuesday and Wednesday: 4 p.m. to 10 p.m., Thursday: 2 p.m. to 10 p.m., Friday: 2 p.m. to 11 p.m., Saturday: Noon to 11 p.m., Sunday: Noon to 8 p.m.

January 12, 2018 @ sandiego.blitzdealsapp.com

Vampire tacos and more at Border X Brewing

Why call it vampiro taco? There are a thousand theories. Erk! Suddenly strikes me: Halloween's around the corner. And seeing I'm here in Barrio Logan, my mind starts gravitating to vampire tacos. Tacos vampiros. Always wanted to try one. Never had

October 18, 2017 @ sandiegoreader.com

Border X Brewing, Barrio Logan

It is a short trip from Alta Brewing to Border X, and from Border X to Iron Fist Brewing in Barrio Logan. Once Thorn Brewing's Barrio Logan tasting room is open, you'll be able to hit all four in just a 0.9 mile walk!

September 3, 2017 @ craftbeerinsandiego.com

9 Craft Beers That Prove Mexican Ingredients Make Everything Better

When it comes to sabor, Mexican ingredients provide some of the most mouthwatering experiences on Earth. So it should come as no surprise that many craft beer brewers are incorporating those flavors into their beers for interesting

July 25, 2017 @ wearemitu.com

Learning Curve Episode 004: Border X Brewing

Shot on location in San Diego and Portland, Ore., the latest episode of Learning Curve follows the founders of Border X Brewing as they learn from multiple Craft Brew Alliance executives and brew a collaboration beer in the recently built Widmer

July 24, 2017 @ youtube.com

Heading to San Diego this summer? Here are 10 breweries where you can quench your thirst

What's on tap in San Diego, you may ask. Let's hop to it: Last year, with more than 120 San Diego County craft breweries to explore, I limited myselfto just a portionof the beer scene in the northern part of the county ("11 breweries to try on San Diego's

July 16, 2017 @ latimes.com

Five Places to Go in San Diego

In San Diego, residents have long heard the charge that their fair city is a place where people put more stock in sunny weather and surfing than in art, architecture and cuisine. But Barrio Logan is challenging that outdated perception. The neighborhood,

July 12, 2017 @ nytimes.com

Beer on a Budget in San Diego

Two men were loudly discussing politics at the bar (this was my first post-inauguration trip) and I got roped into the conversation. "I didn't vote," Chuck Hogan, 33, said. "But I'm a conservative. If I had, I would have voted for Trump." I asked him

April 2, 2017 @ nytimes.com

Brewcrafters - Border X Brewing

Uploaded by Cox Media San Diego on 2017-03-03.

March 3, 2017 @ youtube.com

Hibiscus beer for the win

The red-hued Blood Saison that helped Border X win the Startup Brewery Challenge. On December 1st, Barrio Logan brewery Border X was named the $5000 winner of the Startup Brewery Challenge.

December 14, 2016 @ sandiegoreader.com

Border X Brewing Wins Startup Brewery Challenge 7 | Brewbound.com

Border X Brewing used its Latino fusion flair to win the Brewbound's Seventh Startup Brewery Challenge, held at the Paradise Point Resort in San Diego on December 1. Brewery founder David Favela beat out five other participants with his true-to-brand

December 2, 2016 @ brewbound.com

Episode #88: Border X Brewing | Hops Highway

Going back to our roots as a podcast, we head over to Border X Brewing in Barrio Logan for an interview. This brewery, like many in San Diego, has had a past full of excitement, moving around, and learning. We talk to Martin Favela, the co-owner and

November 28, 2016 @ hopshighway.com

The unbearable whiteness of craft?

Omar Passons is like every other San Diego craft beer fan. Ordering a pint at North Park's Tiger! Tiger!, he savors his drink's aromas, flavors, colors. He also notes his companions' colors - or, more likely, color. "To be the only African-American in Tiger!

June 4, 2016 @ sandiegouniontribune.com

Border X Brewing Blood Saison Beer Review - BeerAlien

Blended in with the historical Mexican/American culture landscape that is Barrio Logan, is where you'll find Border X Brewing and their delicious Blood Saison. This hidden gem is just south of the Coronado Bridge and Chicano Park and specializes in

February 8, 2016 @ beeralien.com

Border X Brewing

Celebrating a year in business in November, Border X is the brainchild of brothers Martin and Marcel Ivan Favela; their dad, Marcelino Favela; and their uncle, David Favela. Martin and Marcel Ivan have taken on the task of brewing beautifully balanced

October 21, 2014 @ sdcitybeat.com

Street Tacos and Craft Beer Come to Barrio Logan

San Diego Taco Company and Border X Brewing Join Forces to Help the Barrio Renaissance By Brent E. Beltran Barrio Logan, San Diego's hub for Chicano art, culture and activism, is now a destination spot for taco connoisseurs and craft beer

May 11, 2014 @ sandiegofreepress.org

One-of-a-Kind Beers Made with Latino Flavors

Our Origin Story

From the beginning, we wanted to bring our roots to our brewing passion. A whole world of brewing traditions and flavors were right in front of us. We grew up with Jamaica, Horchata, and Abuelita's Chocolate as well as unique tropical fruits and spices from Latin America. Our mission was crystal clear: we would bring something new and different to our community by fusing our love of brewing, with our culture – and it was delicious!


BORDER X
BREWING

We Took Traditional Mexican Ingredients and Turned Them Into Beer



Abuelita's Chocolate flavors our beer inspired by the cinnamon-spiced Mexican hot chocolate



Blue agave, traditionally used for tequila, sweeten our Blood Saison



Hibiscus flowers, traditionally used to make Jamaica, flavor our Blood Saison



Inspired by the traditional rice drink, we created the Horchata Golden Stout

Our Brewery is in the Historic Latino Neighborhood of Barrio Logan

Barrio Logan is one of the most exceptional neighborhoods in the country. Chicano Park is down the street, and is filled with historic murals celebrating Chicano history. Barrio Logan residents are proud of their heritage and contributions. Our brewery's environment reflects that: graffiti and fine art stand side by side, and our music goes from Latin Jazz to Rock en Espanol. We host fundraisers, Lucha Libre and art shows that celebrate Latino artists. We host a Chicano version of ComicCon dubbed ChicanoCon. We've even had Guillermo Del Toro (director of 2018 Oscar Best Picture winner *The Shape of Water*) and actor John Leguizamo come to our events. We are not only delicious beer, but we celebrate and share our history, our culture and our community with all.







We Earned $694K Last Year, Mostly from Taproom Sales



$700K
$525K
$350K
$175K
2017 After-Tax Sales = $694K
2013
2014
2015
2016
2017
Revenue

Our Growth Plan Starts With a Second Taproom in Los Angeles

At 5 million people, the Latino population in Los Angeles County is five times larger than San Diego County and, like a magnet, is pulling us to expand. We plan to open a second taproom in Bell, which is at the heart of the Latino community in Southeast Los Angeles. We will replicate our brewery model by producing our beers on site, adding delicious Mexican food and hosting community events. We have an excellent relationship with the city government and are excited to work with community.

We believe Los Angeles is just the beginning of our growth. We're focused on growing in the Southwest first – California, Arizona, New Mexico, Nevada, and Texas – in areas with strong Latino populations. We'll open up satellite taprooms when the time is right, and pursue canning and bottling to distribute our beers to a wider region.

$500
Profit per keg sold in our taproom

$100
Profit per keg sold in a restaurant

90%
Of current sales are in our taproom

10%
Of current sales are from distribution

5 million
Latino residents in LA County

Our taprooms are already profitable on their own. If we can leverage our distribution to bars and restaurants, and move into cans and bottles, Border X could become an incredible business.

Meet the Founders



David Favela

CEO

20 executive management experience at high tech company, HP. Have managed P/L responsibility for businesses from $20M to $100M.



Marcel Favela

Co-founder / Brewmaster

Professional Business Planner with expertise in operational responsibilities and strategic planning



Martin Favela

CFO / Operations Manager

Former Business Planner for Sony Electronics

Raised $461,704From 296+ Investors

Sonia Baca

Business owner who loves beer and the arts musica

Raymond Martinez

Digital Strategy professional in San Diego, CA

Purba Ganguly

I am on LinkedIn

Kevin Soto

Numbers guy. Lifelong SDSU Aztec. Dog dad. Homebrewer. Love me some craft brew.

Edgar Pina

VFX Artist

Tyrone A Nowell

61 year old logistics worker planning for future.

MORE INVESTORS

Interview

Wefunder interviewed David Favela on November 5, 2017.

– COLLAPSE ALL

WF: What is Border X? ^

FAVELA: Border X is a celebration of the best from both of our cultures. When we launched in San Diego, which is full of great breweries, we knew that we had to bring something special to the mix. But what? We're not Irish, we're not English, we're not German -- we're Mexican, Mexican-American in fact -- so we decided to bring our culture and palate to the brew-making process.

What that meant was making really unique craft beers that no one else was making. Most craft breweries are focused on repeating and perfecting traditional styles, or going bigger and bigger on IPA's. We decided to go our own way and instead incorporated our unique Mexican flavors in our beers. Our very first Mexican-inspired craft beer was our Blood Saison, which is based on a hibiscus-based traditional drink that is very popular in Mexico. It still has hops, still has barley, but we added in a huge amount of hibiscus flowers to give it a unique tart and fruity flavor. We hit a home run with that beer. Everyone loved that beer and, surprisingly, it cut across all customer segments. Craft beer aficionados identified and loved the traditional Saison style, but most importantly women and Latinos loved it too! We knew that we were on to something special. No one else was doing anything with Mexican flavors like we were: we found our calling, and .... it was delicious!

The beer however was only the first of a series of strategic choice we made in serving our customers. We knew that to be true to our roots and communities we came from, we had to give back and go to where our customers were. We decided to invest into Barrio Logan, a proud and predominantly Latino neighborhood near downtown San Diego. Barrio Logan is an incredibly unique Barrio; history here is many, many layers deep and it continues to be the center of the Chicano community. Artists, activists, musicians, car and motorcycle clubs are all a part of this vibrant community. Many people thought we were crazy to come here, but we had no doubt that if we could serve and support this community, it would do the same for us. And it has. Now the street has been revitalized with grassroots, community businesses that are doing the same – celebrating and showcasing Chicano artwork, food, drinks and music. This street now has the distinction of being named a California Art District, named top five places to visit in San Diego, and has been featured on many news and popular food shows.

We tapped into two things that are driving the craft beer industry. The first is craft beer, which was growing rapidly by giving customers a unique experience. However, this market has slowed because there are a lot of breweries chasing after the same customer with the same beers. We focused first on our roots and community and it has made all the difference. We're really opening a whole new market segment. A Latino craft beer drinker almost doesn't exist. Latinos have not really been part of the craft beer movement, not by choice, but just by exclusion. No one has really marketed to them. No one has really thought about what would they like to drink or what kind of tasting room attracts a Latino customer. I think we've answered those questions in ways that no one else has. I think that's one of the key reasons we won the best brewery startup on the West Coast in December 2016 -- because we've identified and addressed these trends that in ways no one else has.

We've been growing like gangbusters. To be honest, this was not our intent. We originally started the brewery just for fun, but almost from day one, we had a line out the door, and people kept saying the same thing: You're making beers that no one else makes, they're more flavorful, they're more approachable, they're authentic, they're grounded in tradition, yet they're innovative. We've been growing rapidly for three years now.

WF: How did Border X get started?

FAVELA: It started almost four years ago. We started in a small industrial building by the border, hence the name Border X. It made sense: we're crossing borders in flavor and tradition, so let's name it that. We had such a huge demand that within three months we opened up a satellite tasting room in Barrio Logan, a very traditional Latino neighborhood. That blew up. Six months later, we were signing a lease on a 2,500-square-foot tasting room with a beer garden, a 5,000 square foot beer garden in the back.

At the beginning, we were brewing one keg at a time. Just imagine that for a second. It takes about five or six hours to run a whole brew and then you let it ferment and then you serve it a few weeks later -- it took us six hours to make a single keg. We were doing that for six months and we kept selling out. We couldn't keep up. We moved up to a three-barrel system, which is 90 gallons at a time, and that couldn't keep up either. We struggled with that for another year and a half. Luckily, we worked with another established larger brewery that helped us brew in larger volumes. Our Blood Saison is a home run beer. We've been contract brewing that for over two years to get through our manufacturing constraints.

In April of 2017, we installed a ten-barrel system. We went from a single keg to 90 gallons to now 300 gallons at a time, and it's much better, but we're still constrained. I don't think we've never realized our true sales capability simply because we cannot brew enough beer to keep up with demand. The biggest complaint that people have about us is that we just run out of their favorite beer. Our financials prior to installing larger system reflect that.

WF: How much revenue do you collect?

FAVELA: In the first year (2014), we didn’t make much money, it was about recipe development and learning. The second year (2015), we got up to about $250,000, and that was brewing on a tiny system. In 2016, we grew $360k. In 2017, we grew quite a bit and ended the year at $694,000. That’s almost doubling year over year, but again, you can only make as much money as you can brew.

We’ve been bootstrapping the entire time. We have about $250,000 in personal funds invested in the business and tons of sweat and love. But we think we're onto something that deserves to be funded, and deserves to be grown in a much more methodical and comprehensive way than our current ad hoc combination of personal finances, reinvested profits, and leasing deals on our brewing equipment

WF: What are the demographics of your customers?

FAVELA: Border X is about building community, from all walks of life. On a regular basis, 60% to 70% of our customers are Latino, 30% or 40% are white, and African-Americans and Asian-Americans make up the remainder. I'm the happiest when I walk into my tasting room and I see a great mix of ages, socioeconomic backgrounds, sexual orientation and ethnicities all together having a great time. That is our mission and a remarkable experience.

WF: Why did you decide to focus on Latino customers?

FAVELA: Culturally, as a Latino born and raised in the U.S., I'm very assimilated. I’ve been in all kinds of environments, but the really interesting thing about what we're trying to do here -- very consciously, in all the decisions we make -- is to reflect our culture, our history, the things we love, and showcase it to our customer. One of the things that makes me proud is when people come into our tasting room and they look at the graffiti art, listen to the music, and taste our beers, and they'll say things like: "It seems like you designed this place for me," or "I feel so comfortable here." What they're really saying with all these comments is: "I feel welcome here. I feel embraced.”

I realized something that I had felt myself firsthand; while I'm assimilated and can go to fancy restaurants and bars and feel comfortable, I'm not the target demographic for any of the places I've gone to. When you go to that fancy restaurant, they weren't really thinking about *you* when they made design choices. It's really speaking to another culture that has nothing to do with you as a person. The surprising thing is when you go to a place where you *are* the target demographic, it feels more comfortable and welcoming. It's like a splash of fresh water on your face. You didn't even realize you were missing it. This is what it feels like when someone sees you for who you are and acknowledges and respects your existence and your culture.

That's the key insight we had when we did the things that we did, and that's what makes our customers so passionate about us. We're acknowledging a market segment and marketing to them in ways that connect at an emotional level. We're respecting the customer, reflecting the customer, celebrating the customer, but at the same time, it's not exclusionary. Anyone who's not Latino can come and totally dig it, and that's kind of the vibe we want. We find that the truer we are to our target customer and the more authentic and legitimate we are to them, the more interesting we are to everybody.

WF: What are your profit margins?

FAVELA: It costs $98 to $100 to brew a keg. When we brew a keg and sell the beer by pint, taster or growler in the taproom, we make around $500 per keg in margin. On the other hand, restaurants and bars buying kegs pay about $200 per keg, so we make about $100 in margin. Our strategy has always been about maximizing profit in the short term in order to fund our growth, so we sell beer on-site in pints, tasters and growlers. We want to move to canning and bottling, but we want to sell those directly from our tasting room, which is more profitable. That's what's giving us the profit to reinvest in the business and continue to grow and scale.

WF: How do you plan to keep Border X growing?

FAVELA: We think we have a hell of a value proposition. What makes us different is that 60% to 70% of our customer base is Latino, new to craft beer drinking, and unique to us. We're what I call an evangelizing brand. We're bringing new people into the craft brew phenomenon. We're not chasing the same craft brew drinkers everyone else is.

In San Diego, there are about a million self-identified Latinos. Our hope is to establish a new facility in Los Angeles where there are more than five million Latinos in the county. We're looking at installing a 10 barrel system.

Our revenue numbers are almost exclusively tasting room sales. We have not kicked off a formal distribution strategy, which is how most brewers make their money. In general, tasting rooms should be 10% of your sales and 90% should be distribution. It's been the opposite for us -- 90% percent are inside sales and 10% are outside, simply because we need to serve our tasting room first. We want to solve that problem by producing beer on a much larger scale.

We believe that if we can do $1m to $1.2m in revenue on our current system in Barrio Logan. By moving to LA, brewing on the 10-barrel system plus some contract brewing, and adding a small canning and bottling system, we would approach $1.5 million in annual revenue

WF: What's your strategy for expanding into Los Angeles?

FAVELA: We think there's a crunch coming in the craft beer industry. There are just too undifferentiated brands. You go to any bottle shop with a decent selection and it'll take a lifetime to try them all. That's why we're hyper-focused on the Latino market. We know our market, we know how to make ourselves visible to them, and we want to selectively grow our distribution where it makes the most sense. Instead of trying to be everything to everyone, we're saying: "No, our beers are designed to go with fine Mexican food."

When we move to LA, we'll maximize our tasting room sales because of the profit margin, but then we'll selectively go after premier Mexican food accounts, restaurants, and bars that fit our brand. That's key. We'll also go after locations where our Latino market purchases their goods. There are chains of Mexican supermarkets that really don't have much craft beer -- it's all Bohemia, Pacifico, Tecate, and Corona. We want to be the premier Latino craft beer on that shelf. Again, we're going where no other craft breweries go and marketing to a community that no craft breweries market to today.

WF: If the Los Angeles facility succeeds, where would you go next?

FAVELA: We want to go where our communities are. A few more locations across LA and Riverside would be a great market for us, as well as the inland empire area. Central and Northern California and other southwestern states would be our next focus.

WF: How does your focus on culture and the Latino market affect your brewing process?

FAVELA: There are over 2,000 fermenting traditions in Latin America built around unique fruit, spices, and ingredients. We have more than enough raw material to explore and make combinations of those ingredients in ways that will expand the palate and the experiences of craft beer drinkers around the world.

Craft brewing is trying to experiment with these flavors. You'll occasionally see an horchata stout, or a brewery will try to use Mexican chocolate to make either a porter or a stout. The difference is, we know our palate, we know what those flavors should taste like, and we add them in proportions that no other brewery would try. For example, our biggest beer is our Blood Saison, which uses the hibiscus flower. Other breweries have tried a hibiscus this or that, but I've purchased all of them and that flavor profile barely shows up. We put a ton of hibiscus flowers in our beer because we all grew up drinking this drink as children and we know what that flavor should taste like. If you're going to make a beer that's inspired by that, you have to be as true as you can to the flavors and experiences that you grew up with. That's made our beers distinct from any other craft beers out there.

Let me leave you with this one thing, which was our big "aha." Latinos find our beers approachable and nostalgic. They've had these flavors before. They've never had them as a craft beer, and they may not drink much craft beer at all, but they know these flavors, so they're open to trying it. If you say: "Hey, welcome to craft beer. Have this triple IPA," they're going to drink that and go: "What the hell is this?" Ninety percent of them will probably not have a good experience. That doesn't happen with our beers.

At the same time, the more we stay true to our flavor profile, the more exotic and interesting we became to non-Latino drinkers. We've won a few medals and awards for our beer and it's because the flavors are really unique and aren't like anything they've had, but they're brewed using solid, traditional styles. They'll have them, like our Blood Saison, and they'll say: "Wow, this is the best Belgian Saison I've ever had." It's not a Belgian Saison, it's more of a Mexican drink, but if you love it, awesome. We've managed to be true to one market and yet still attract another market, which is the best of both worlds.

WF: What's your long-term vision for Border X?

FAVELA: I think our move into the LA market will prove to us whether we can leverage those three pillars that I told you about -- the craft beer, the culture, and the community. We've created something special here, and if we successfully replicate it in a second location, my vision is to establish tasting rooms and outlets throughout California and the other Southwestern states.

We would be entirely happy to be a strong regional brand in Texas, Arizona, New Mexico, California, and Nevada, and open satellite tasting rooms around those regions. We're interested not only in tier-one cities, like LA and San Diego, but also Sacramento and Bakersfield.

We don't want to franchise. Centralizing our processes gives us better control over recipes and quality, while expanding into dozen or more breweries. We use the breweries to build our brand in that market. Then, when we are tapped at a bar or a restaurant, people identify us with our physical location a real craft brand. We're not just a branding exercise. I think what you see from Budweiser and even Corona, those are branding exercises. There's no physical experience to be had, no legitimacy. Our tasting rooms keep that authenticity alive.

So as we proliferate across these western states, we think we can begin to leverage the brand into retail accounts, bars, and restaurants, and not have to compete like other breweries do purely through advertising campaigns. Ideally, there's a consumer who's had an experience with us, who knows who we are, when they go to a bar or a restaurant and they see us on the menu, they feel a visceral connection to a brand that is legitimate and real and present in their community. Our tasting rooms are incredibly profitable as a stand-alone business. If we can leverage the retail sales too, then Border X could become an incredible business.

WF: How do you plan to move toward that vision over the next year? ^

FAVELA: First, we have to get the LA brewery up and running. It's going to be one of the largest tasting rooms in Los Angeles and it's going to feature the same unique art and culture of that community. It will probably be able to at least do double the sales of this tasting room here in San Diego. Our goal is $2 million in sales between both facilities in the first full year. It'll be up and running, according to our timeline, in the summer of 2018.

Second, we want to really begin to build out the infrastructure. One of the key areas is to refine our brand. Who are we? How do we represent ourselves? We have to have a brand team capable of really driving that both on the digital side, because we want to have e-commerce as well as in the physical space. We want to invest in a solid marketing team. Today, we use an outside consulting firm that helps us, but I think that's a muscle that we need to develop internally as well.

WF: Do you have any competitors? ^

FAVELA: I think there are craft breweries in the U.S. that recognize the huge growth market in Latinos. However, most breweries have not done a good job reaching those customers. We have, and we did it because we made it our primary focus.

Other breweries are only "toe-dipping'. They say: "We're going to make this beer and we're going to give it a Mexican name and it's going to have a slight Mexican twist and now we're going to open up a whole new marketplace." But they have not really been that successful. My belief is, if you try to stand for everything, then you stand for nothing. Other breweries just aren't focused on Latinos. It's not their target market.

Big beer companies are also trying to come up with something contemporary and Latino. Budweiser makes their version of a Michelada, which is a beer with tomato sauce and spices. In Mexico, it's super popular. Budweiser has reached a fair share of that market, but their angle and their marketing is very traditional -- girls in bikinis and Super Bowl ads. It's just not a real brand, doesn't really stand for anything, and they're certainly not in the craft aisle.

WF: What do you plan to do with the money you raise from Wefunder investors? ^

FAVELA: We will use the funds to build out and launch our Los Angeles expansion. The second tasting room is a critical proof point of our expansion potential. To support that operation, we need to bolster our mgmt. team as well as our brand and digital marketing team. Social media, videos and events have been critical to communicate our brand and values.

My nephews have been great team members. One's a brewer, the other one is CFO and he keeps the tasting room up and running. They have started the brewery, but we know we need to add more team members with experience and capabilities to scale into a large brewery and build a much larger presence.

Right now, we hope to raise about $750,000 in a first round of funding, then about $2-3 million in a second round of funding after we prove the concept in LA.

WF: Tell me about yourself.

FAVELA: I've always considered myself an entrepreneur, although I spent 20 years at HP. Yes, It's a huge corporation, but there were always launching new businesses, and that's where I tend to go. I love the chaos, the challenge, the undefined nature of taking on a challenge and trying to figure out how to drive the business. Right now, I lead the HP Global Educational business, which includes marketing, R&D, production, sales around the world.

WF: You've talked about a commitment to community investment. What does that look like?

FAVELA: We opened in Barrio Logan and originally, that scared many San Diegans. However what most people don't know, is that it is a great community with an incredible history. We've been able to do something really beautiful here by revitalizing the whole street with local entrepreneurs. Some of the best taco shops, cafes, and art galleries are now located here. Since we opened four years ago, the whole neighborhood's been transformed in a grassroots way that helped preserve its unique history and culture.

We see our expansion to LA as a similar opportunity. We're not going to Santa Monica or downtown or a really touristy place. We're going to where our community and target market is -- in the heart of Latino community in southeast LA. The city has some beautiful historic buildings. The police department, the fire department are right down the street and we are all working to make positive changes. When I went up there to pitch to the city council, we got a standing ovation afterwards. People want us there. That experience really energized us!

There are many cities with similar challenge of underserved Latino communities that need a boost, a revitalization. We want to strategically decide where we invest, what cities we go to, and what parts of town we show up in. I think that's what makes us super unique. It's the double bottom line. We have profit margin, but we also contribute to the communities that we're a part of in real tangible and concrete ways. It's not your average brewery.

WF: You've received a lot of media attention. How do you use that to your advantage?

FAVELA: We have got an incredible amount of media coverage that is worth millions of dollars. We've been written up in the *LA Times* and in the *New York Times* three or four times. We also host events that draw media attention. For example, we're less than half a mile away from San Diego ComicCon, so we decided to start a complementary event called ChicanoCon. We try to create a space for Latino artists, graphic artists, and writers to come and mingle. We've had director Guillermo Del Toro, actor John Leguizamo, and other performers come. We've gotten incredible amounts of press for that, and I think it's because our story is incredibly unique and the media's dying to hear and write our story.

If you think about that from a brand perspective, it's beautiful. It resonates with the general public because it's interesting, but it also resonates with the Latino community because it's compelling. We were on a special on the Travel Channel two months ago that's going to air in 120 countries. They only spotlighted five of San Diego's 200 breweries. Somehow our tiny brewery was sharing space with Ballast Point, Stone Brewing, Green Flash -- we could hardly believe it.

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Scott Beardsley Apr 19

Hi David,
Just checking on the status of the investor perks. I have yet to receive the hoodie, growler, or info regarding my private party with free tasters. Thanks!
Scott Beardsley

Robert Espinoza Feb 23

David Favela, I'm so excited for the arrival of Border X in the city of Bell where I've been a resident for 15+ years. I'm a college student, I work for a huge corporation and I have inspirations of investing in the very near future. I wasn't informed of the investment into your brewery but I would love to keep a close network to possibly be involved in the next idea. I'm really hungry and eager to invest but not sure what. I hope to meet you and your colleagues someday! Robert Espinoza is my name. I'll be there on opening day! Salute

Penelope GUEVARA Feb 22

Hi! Are you still looking for investors? Thank you!

Julio Martinez Feb 19

Hi, is it too late to contribute?

Simone Cifuentes Feb 7

Is it too late to invest?

Marlo Palomera Sep 28

Is equity determined in how much an individual invests? Thanks

Mileyka Ponce Sep 18

So from my understanding, the investment will turn to equity that's IF you even go public in the future so for the meantime there is no immediate return on investment.



David Favela CEO FOUNDER Sep 18

Hi Mileyka, to clarify we are not going public, the plan would be to bring in an "Angel Investor(s)" to fund continued growth. Our current plan is to do this in 2019, after we have proven our model by successfully expanding to Bell. From business perspective, it's smart not to fix the exact moment of getting the Angel Investor round, as it creates artificial timeline. We want the Angel Round on our terms, when we've demonstrated success and can get optimal cap valuation. That's great for you as SAFE investor and us!

Shannon Lejon Furrer Sep 17

How was the $7.5 million figure derived? What is the current estimated value of Border X?
Do these SAFE contracts have an expiration date?
If the minimum money to be raised is not met will you post another effort on wefunder at a lower minimum?
I believe prompt responses to questions by investors will help in your effort to raise money.



David Favela CEO FOUNDER Sep 17

Hi Shannon, yes, apologies for delay. First question, $7.5M Cap Value was determined based on two things, our current performance and a higher multiplier based on our unique business accomplishments. 2018 Revenue planned is $1.2M with 90% GM and 20% Net, which is where we want to be from performance perspective. The higher end multiples of revenue we believe are justified based on where the general brewery multiplier is 3-4x and where the highest end public sale of a brewery were, for example 20x for Ballast Point. We believe 6x revenue was a reasonable based on the fact that we have a unique portfolio of craft beers, that have successfully served a market that few if any breweries have succeed, the Latino market. Regarding SAFE agreement expiration, I assume you are talking about how long the SAFE can exist before our next investment round? Well, our plan for growth is to close an Angel round in next year/year and a half. To be completely accurate in my response, I have sent this question to Wefunder directly, as my reading of contract did not yield a specific expiration date.

Regarding Wefunder, we are still very confident we will reach minimum threshold of $150k by Sept 28th, however if we do not, we have not decided what to do next. We have enough owner capital to execute Bell, Wefunder was a means to share opportunity with our customers and supporters. I would not rule it out to launch another campaign, as we have learned a tremendous amount in this process.

Shannon Lejon Furrer Sep 12

Is there an expiration date to these SAFEs? I don't see any date on the SAFE contract. Thank you



David Favela CEO FOUNDER Sep 17

Hi Shannon, just got the answer back from Wefunder. There is no expiration date on the SAFE agreement. It is our plan to execute an Angel round of investment in next year/year and half, but investors are protected under the safe agreement regardless.

Shannon Lejon Furrer Sep 12

What will happen if the $150,000 is not reached, will there be another offering?



David Favela CEO FOUNDER Sep 17

Hi Shannon, we have high confidence we will achieve our target by September 28th. We have owner capital to carry out the Bell project, but wanted our customers to come along with us and enjoy our combined success. So, undecided.

Pedro M Ross Sep 9

What is the basis for your valuation? How do you value yourself at over 10X revenues? Is it based on comparable companies, comparable transactions, discounted cash flow, or a weighted average of the above?



David Favela CEO FOUNDER Sep 17

Hi Pedro, sorry for delay. We did a mix of both comparable transactions, including our unique accomplishments and value proposition. Most average brewery transaction values were between 2-3x Multiplier of revenue. On the higher end there are many public deals that were in excess of 15-20%, Ballast Point being but one of the highly publicized deals. We believe our unique accomplishment of growing craft beer within the mostly un-touched Latino market brought us an above average valuation of about 6x multiple of revenue.

Hugo H Perez Aug 31

When will the round of funding officially end? Also, can you clarify which total ($64k or $338k) is the actual total raised so far?



David Favela CEO FOUNDER Aug 31

Hi Hugo! The total so far is $64k, the minimum to fund is $150k, and the campaign ends on September 28th. We are hosting investor events in Barrio and Bell and expect to close the gap in next few weeks. Most campaigns usually have a big push at the very end and we plan to do the same. Thanks again , and hope you can attend either Barrio event or Bell, because will be sharing a much more detailed financial picture. We broke all records on July and on track to have a similar, solid August.

Wazeem Khan Jul 22

When do you expect our investment to turn to equity? Thank you.



David Favela CEO FOUNDER Sep 17

Hi Wazeem, our plan is to launch our Bell project in December, establish a track record of 6 successful months, and then initiate an Angel investor round in 2019, ideally closing before end of year. Your investment will convert to equity the moment that Angel round is culminated. Thanks for your question.

Jordan Ham Jul 20

Hey guys! I am looking forward to investing in the next week or two. Probably about $5,000. How many barrels did you guys brew in 2017? I see you will look to build an additional 10 barrel system in LA, how many additional barrels will that produce? Thanks!



David Favela CEO FOUNDER Jul 20

Hi Jordan! We plan on doing about 800 BBL's this year in Barrio Logan, and about 1,000 BBL in first full year of Bell operation. Let me know if you you have more question or have a telecon.

Amy Cortese Jul 12

Hi there. Love the concept and what you have accomplished so far. You mention that your LA tasting room will be one of the largest in the country. Why not start smaller in LA? A more intimate space can be not only desirable but less risky. What is the square footage or capacity of the space? Also, are you purchasing the building or leasing? Can you provide some details? Thanks!



David Favela CEO FOUNDER Jul 16

Hi Amy! Our business model is based on becoming a hub for the community and sponsoring events that bring people together. For example, this weekend we host "Chicano-Con" at our Barrio Logan facility. Chicano Con is a complementary event to San Diego Comic-Con, where we focus on two things; bringing Comic Con fun to the children in the barrio by giving out comic books and workshops, and second, we strive to be a place where Latino artists, actors, directors, writers come together to network and support each other. This year we are spotlighting the work of Lalo Alcaraz, a cartoonist and consultant on Disney/Pixar break out success movie "Coco". Over four days, we expect to host thousands of people. See our Facebook page for details. Regarding tasting room, I meant to say we may have one of the largest tasting rooms in LA county, not country. I'm sure there are some much, much larger. Bell is 7,000 sq ft first floor with a 3,000 sq ft mezzanine. According to architects, we have capacity of 250 people. We are leasing the building and have a great relationship with the developer who is reconditioning everything and will deliver a beautiful building to us!

Le Bach Pham Jul 12

How far along is Bell's "gentrification" process compared to Barrio Logan?

David Favela CEO FOUNDER Jul 16

Hello! you ask a very sensitive question. We strive to practice "gente-fication"... Gente means "people" in Spanish. The difference? We are building a business to serve the existing residents, we honor the history of neighborhood and lastly, we seek to be an authentic member of the community. In gentrification, value is based on new community members moving in as well as serving up new products and services that may not really intended be for existing residents. There is a difference, and we are working hard to get it right. That said, there is a HUGE difference between Barrio Logan and Bell. First, Bell population density in 1 mile radius is 3-4x of Barrio Logan. Second, Barrio Logan had maybe a thousand or two vehicles drive in front, whereas Bell has over 50k vehicles daily driving in front So, density and vehicle traffic is radically different, our building will be our biggest advertising asset.

Le Bach Pham Jul 12

How much competition do you have in the area?

David Favela CEO FOUNDER Jul 12

Great question! The answer can be made from a variety of perspectives. First, we do not believe there are any other breweries focused on Latino customer, so in one sense we have no competitor. Second, There are no other breweries in the City of Bell. Third, there are quite a few breweries in LA county, but very few around our brewery, but we are not worried. San Diego has nearly 180 breweries, and we are standing out in a crowded market there. Los Angeles is not nearly as crowded as that, and with one of the largest tasting rooms in the county, we think we will make a splash!

Omri Almog INVESTOR Jun 11

Hello, I invested $1000 in Border X Brewing, but I live in California. I was wondering if there is any way you can send the perk rewards?

David Favela CEO FOUNDER Jun 12

Hi Omri, yes! We will get the perks to you! Please remember though that we get nothing until we reach the $150k threshold. That's when we receive money, and our investors get perks!

Craig Vom Lehn May 17

I'm familiar with the SAFE agreement, but my dividend question was more long-term focused. If our SAFEs convert to shares, do you intend to pay a dividend at that time? Thanks!

David Favela CEO FOUNDER May 28

Craig, we have not decided on our dividing strategy, our strategy is about rapid business growth and expansion and re-investment in that will be top priority. Once we reach a intermediate goal of 4-5 tasting rooms, we will absolutely revisit dividend strategy. Our perspective is that investors should look to our rapid growth as the primary value creation in their investment.

Craig Vom Lehn May 16

Do you intend to pay a dividend?

David Favela CEO FOUNDER May 17

Hi Craig, at this time our offer is based on the "Simple Agreement for Future Equity" or SAFE agreement. The way you make money in this agreement is based on when we seek our next round of investment, at which time, your investment will convert either by a 20% discount to preferred stock, or having your investment convert at locked in $8M valuation cap. The 20% discount works by giving you a discount on stock. For example, if we sell at $10 a share to next round of investors, you convert at $8 dollars, which would be a 25% return. On cap valuation, if we are valued at $16M at next investor round, you would convert at $8M, which means your investment doubles. It's either one or the other, which ever scenario benefits our investors the most.

MORE QUESTIONS


BORDER X BREWING

BORDER X BREWING

2018 Report

Dear investors,

When we first started brewing in 2013, we were thinking only in terms of beer recipes and brewing techniques. When we expanded to Barrio Logan, we learned both about Chicano culture and what it meant to be part of a community. I mean really be part of a community. We provided employment to locals, created a space for regulars to come and connect, marked milestones, even tragic ones when local legend Ramon "Chunky" Sanchez passed away and the community collectively mourned. Yes, we are a brewery, we have a passion for making delicious craft beer that our customers love, but we believe a brewery can be much more, especially for Latinos in communities who have been chronically under served and neglected. Border X Brewing believes that all communities deserve a place where they are welcomed, where they can leave behind their worries and connect with friends and family. We believe all barrios deserve their brewery, and we will work hard over the next years to do that for more communities across California.

We need your help!

Please continue to spread the word with friends and family! One of our core strategies is to build a larger social media presence by growing followers, increase our content and tell our story better! Our customers connect with our brand not just because of our great beer, but because of who we are and the role we play in our communities. We believe we can make a major positive impact in our communities and by growing our brand, our tasting rooms and our beers we increase our positive social impact. Join the movement!

Sincerely,

David Favela
CEO

Marcel Favela
Co-founder / Brewmaster

Martin Favela
CFO / Operations Manager

Our Mission

Latinos know what Horchata, Jamaica, and Mexican chocolate taste like, and they love our beer because of the strong cultural connection. But great beer crosses all borders: twenty-five percent of our customers are non-Latino. We know we've created something special and want to share it, which is why we plan to open taprooms in other predominantly Latino communities. We're starting with Bell, and hope to open 5-6 locations around the Southwest in the next five years.

See our full profile

How did we do this year?

Report Card

A-

The Good

The Border X Brewing brand is powerful, demonstrated during our grand opening to over 2,000 visitors who love concept and brand.

Our beers are flavorful, unique and create tremendous buzz, we were featured in LA Eater, LA Magazine and other major media.

The Bell community is exactly where we want to invest in, predominantly Latino, under served and thirsty for a quality experience.

The Bad

The build-out was significantly more challenging than expected. Our landlord ran into major challenges that delayed us 6 months.

As tenants, we need to hire project managers to deal with architects, city planners/inspectors and contractors for build out.

We need to continue to focus on building a core team for critical functions such as brewing, marketing, accounting for growth.

2018 At a Glance

January 1 to December 31



$$$$

$934,509 +35%

Revenue



$38,579 +305%

Net Profit



IOU!

$34,026 [5%]

Short Term Debt



$187,464

Raised in 2017



$50,000

Cash on Hand
As of 03/15/18

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We're breaking down borders and building community with Mexican craft beer, delicious food, and rich culture. We offer Mexican food to complement our beers, host local art and music, and have helped revitalize our Barrio Logan neighborhood as well as expanding to Bell in Los Angeles. We reinvented what a craft brewery can be and our customers love it: our revenues increased 35% to $934,509 in 2018. With our strong monthly revenues so far this year and our execution of a second taproom in Bell, we hope to double our revenue in 2018.

Latinos know what Horchata, Jamaica, and Mexican chocolate taste like, and they love our beer because of the strong cultural connection. But great beer crosses all borders: twenty-five percent of our customers are non-Latino. We know we've created something special and want to share it, which is why we plan to open taprooms in other predominantly Latino communities. We're starting with Bell, and hope to open 5-6 locations around the Southwest in the next five years.

Milestones

Border X Brewing LLC was incorporated in the State of California in December 2012.

Since then, we have:

- Achieved profitability with $934k in revenue in 2018, up from $694k in 2017.
- Featured in New York Times, San Francisco Chronicle, Los Angeles Times, and NPR.
- Named 2016 Best Brewery Startup by Brewbound Magazine.
- Our Blood Saison won bronze at the 2014 San Diego International Beer Festival.
- Our Horchata Golden Stout won gold at the Los Angeles International Beer Competition.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $934,509 compared to the year ended December 31, 2017, when the Company had revenues of $694,268. Our gross margin was 81.72% in fiscal year 2018, compared to 77.84% in 2017.

- *Assets.* As of December 31, 2018, the Company had total assets of $541,970, including $80,531 in cash. As of December 31, 2017, the Company had $160,238 in total assets, including $25,180 in cash.
- *Net Income.* The Company has had net income of $38,579 and net income of $9,521 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $486,798 for the fiscal year ended December 31, 2018 and $321,831 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $274,140 in debt.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 6 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 6 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Border X Brewing LLC cash in hand is $50,000, as of March 2018. Over the last three months, revenues have averaged $120,000/month, cost of goods sold has averaged $15,000/month, and operational expenses have averaged $60,000/month, for an average net margin of $45,000 per month. Our intent is to be profitable in 1 months.

We have implemented stricter financial controls and procedures as well as signing up with an independent accounting firm in order to assure control of all key metrics and expenses. Our sales have tracked substantially higher in January thru March, at roughly 2x our prior year rate. Barrio Logan location is completing major projects that will aid in both increasing capacity and sales, while improving efficiencies.

After receiving the funding within the first two months we will focus on the leasing and remodeling of second tasting room in our target market and community.

On the third month we will launch our tasting room. Expected revenue over month 3 and 4 will be an additional $75k-$80K per month.

On month 5 and continuing from month 6 on, expected revenue of tasting room is forecasted to reach $120K- $150K per month.

With the full installation of the brewery on site by month 6, incremental local accounts will boost the total revenue around second tasting room.

By month 6, we will begin process of identifying a site for expanded production in the Southern California market.

Net Margin: 4%

Gross Margin: 82%

Return on Assets: 7%

Earnings per Share: $Infinity

Revenue per Employee: $84,955

Cash to Assets: 15%

Revenue to Receivables: 18,023%

Debt Ratio: 90%

Border_X_Brewing_LLC_Financials_2019.pdf

We ♥ Our 287 Investors

Thank You For Believing In Us

Sonia Baca
Raymond Martinez
Purba Ganguly
Kevin Soto
Edgar Pina
Tyrone A Nowell
Tracy Love
Andrew Coppola
David E Galeano
David Dupuy
Cory Owens
Celine M Johnson
Robert W Neill Jr
Jeff Lazcano
Yinan Wang
Jessica Hutson
Elyssa Xavier
Reyes Velasco
David Favela
Jose Tovar
Jason Bechtel
Scott Beardsley
Greg Knaddison
Luis Perez
Amit Chauhan
Bernardo Andrade
Edward Trevino
Erik Alvarez
Edmundo Garcia
John F Wingate
Mary Cory
Arlene Williams
Chase Warren Raymond
Craig Vom Lehn
Carmen Velasco
Trenton Scott Mihm
Paola Sinisgalli
Katherine Lopez Favela
Carolina Aceves
Tony Fajardo
Martin Favela
James Laviano
Benjamin Donie
Neil Young
Javier Gonzalez Jr
Dan Potter
Dion Lancia
Ethan Stone
Hugo H Perez
Lauren George
Manuel Ypina
Lisa Garcia
Ivan Gomez
Jim Dyer III
Brian Fraley
Chris Decker
Kallie Derouin
Joanie Marcus
Nataly Herrera
Ryder Bell
Luis Manuel Fuentes Per...
Trasey Green
Lee Ann Rogers
Kevin Hanks
Debbie Hale Zaenger
Frank Ponce
Edward Rosas
Courtney Lambeth
Denisse Alejandra Ypina
Jacob Chavez
Vamshi Krishna Katta
Kim Wagner Martinez
Sergio Seidi
Anthony Garcia-Munoz
Linh D. Mai
Juan Escobedo
Heather Bentley
Jorge N Tepaz
Tony De La Rosa
Ryan Shneaky Rene
Dave Rivas
Carlos Hernandez
Denise Orozco
Suzie Ditmars
Lupe Favelamunoz
Leo Favela
Richard Johnston
Lee Sherman
Felipe Manriquez
Luis Angel Marin
Chris Evans
Robert Miller
Daniel Chanka
Tanya Sanchez Rubio
Michael Davis
Adrian Perez
Adrian Perez
Adrian Perez
Iran E Spradley
Evangeline Elizares
Cordtz Tuatoo
Lyle Notice
Gloria Favela Rocha
Octavio Pimentel
Fernando Perez
Michael Gilligan
Silvano Leyva
Francisco Garcia
Hans Joachim Hoeltge

Morris Gelman
Gregg Johnson
Adam Field
Garrison Adomian
Lars Almquist
Exsiquio Ramos
Luis Soto
Luis Jr. Madrigal
Jacob Beardsley
Arun Sivaraman
Fernando Ramos Rodrig...
David Huesca
Mario DeRogatis
T Sharp
David Berdeja
Marcus Trautschold
Martha Matta
Hugo Taborga
Karina Lopez
Aaron Gambala
Javier Merchan
Rosalina Padilla
Johanna Dominguez
Edgar Sevilla
Roberto M. Gonzalez
Cristian Roman
Jorge A. Flores
Rose Anita Hernandez
Tala Mar
Reymundo Luna
Abraham Hernandez Ro...
Richard Triska
Jonathan Garro
Michael Sanderson
Chris Pesko
Thomas Dring
Kristen Foery
Mick Hall
Michael DeLaMater
Lizet Lizardo
Erika Burt
Brian Widrig
Pawan Gogad
Alex Kreit
Crystal Warren
Phil Kuhn
Carlo Justin Epino
Marissa Chavez
Omri Almog
George M Warren
Jewell M Warren
Jose Banuelos
Michael Palacio
Shelly Poliska
Jennifer Osborn
Charles Scott-Smith
Veronica Brizuela
Joshua D. Pena
Fernando Guajardo
Cristian Nicolaescu
Gianni Marano
Brian Hall
Marino Calayag
Sonia Ruiz
Daniel Clay
David Bertschy
Jesus Gutierrez
Genoveva Romero-Marq...
Nathan Rider
Randall Lieberman
Eric Darancette
Oscar Robles
Jorge Rubio
Gerardo Romero
Humberto Favela
Damian Trost
S Bush
Ryan Stone
Robert Villarreal
Jason Noble
Martha A Ypina
Linda Villa Arce
Andrew Hodson
Mario CEDENO
Henry Rangel Guerra
Corey Dwyer
Patricia Bacame
Martin De Venuta
Andres Favela
Michael Geck
Lisa Thurbon
Cyril Rigmaiden
Shannon Lejon Furrer
Josephine S. Talamantez
Jorge Briceno
Angel Mayon
Eduardo Casillas
Alonso Iniguez
William Berard
Malcolm Lamar Hall
Jeff Jones
Robert Robinson
John Sandoval
Yael Deanda
Jane Courcy
Siera Beardsley
Jacob Cureton
Gricelda Hernandez
Nathen Hache
Natalia Favela
Katia Favela

Priscilla Reyes
Catrina Carter
Mike Fuller
John Czajka
Marc Nelson
Kevin J Keefe
Patrick Mills
Rylee Carter
Fernando Bedolla
Simon Olivarria JR
Rene Rosas
Cliff Herzog
Cecilia Morales
Karina Mena
Marlo Palomera
Juan Castellanos
Giovanni V. Velasco
Jessica Cespedes
Alberto Rodrigez Campos
Karla Pena
Tony Dean
Laura Knudson
Harold Brook
Osvaldo Freire Fonseca
Sean Ford
Farshid Abdollahi
Jose Ponce Diaz
Michael Terry Hammond
Isabella Longoria
Raynald Pierre
Robert Magnussen
Erin Blackmar
Chiyo and Roberto Herre...
William Carl Tayler
Michelle Corbin
Miguel Meza
Crijnes Pieter Sprinkhuiz...
Arthur Arras Sr
Croix Thompson
Jason Rios
Nick McNally
John Allen Clair
Justin Escalante
Joaquin Favela SAUCEDO
Rachel Scagnetti
Xavier Cerna
John Garcia
Azan Araiza
Tracey Calland
Jim Rickards
James Butlere, Jr.
Nick Ceryance
Jeffrie Keith Shipley
Michael Shane Rosene
Matthew Berumen
Moises Arturo Cervantes...
Jeffrey Bitticks
Ken Brucker
Stephen Bruce
Albert Sanchez
Ivan Cisneros
Chris Della Sala
Julian And Catalina Nava...
David Martinez
Eduardo Garcia
Carlos R Lino
Jonny Price

Thank You!

From the Border X Brewing Team



David Favela
CEO



Marcel Favela
Co-founder / Brewmaster



Martin Favela
CFO / Operations Manager

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
David Favela	CEO - Manager @ Border X Brewing LLC	2013
Marcel Favela	Master Brewer @ Border X Brewing	2013
Martin Favela	CFO @ Border X Brewing	2013

Officers

OFFICER	TITLE	JOINED
David Favela	CEO	2013
Marcel Favela	Master Brewer	2013
Martin Favela	CFO	2013

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
David Favela	Membership interests	20.0%
Michael Fuller	Membership interests	20.0%
Marcelino Favela	Membership interests	20.0%
Marcel Favela	Membership interests	20.0%
Martin Favela	Membership interests	20.0%

Past Equity Fundraises

None.

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURRENT?
David Favela	01/01/2014	$60,388	$62,109	2.85%		
Martin Favela	01/01/2014	$7,000	$7,200	2.85%		Yes
Marcelino Favela	01/01/2014	$15,000	$15,428	2.85%		Yes
Marcel Favela	01/01/2014	$6,000	$6,171	2.85%		Yes
Martin Favela	01/01/2015	$6,300	$6,480	2.85%		Yes
David Favela	01/01/2015	$31,711	$27,915	2.85%		Yes
Marcelino Favela	01/01/2015	$5,000	$5,143	2.85%		Yes
Marcelino Favela	01/01/2016	$8,500	$8,742	2.85%		Yes
David Favela	01/01/2016	$22,670	$23,316	2.85%		Yes
Martin Favela	01/01/2016	$17,630	$18,132	2.85%		Yes
Axis Capital Inc	09/13/2016	$80,841	$66,100	12.7%	11/01/2021	Yes
Marcelino Favela	01/01/2017	$2,100	$2,160	2.85%		Yes
Martin Favela	01/01/2017	$11,000	$11,314	2.85%		Yes

Related Party Transactions

Name	Martin Favela
Amount Invested	$17,630
Transaction type	Loan
Issued	01/01/2016
Outstanding principal plus interest	$18,132 as of 03/2018
Interest	2.85 per annum
Discount rate	0.0
Outstanding	Yes
Current with payments	Yes
Valuation cap	None
Relationship	CFO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Martin Favela
Amount Invested	$7,000
Transaction type	Loan
Issued	01/01/2014
Outstanding principal plus interest	$7,200 as of 03/2018
Interest	2.85 per annum
Outstanding	Yes
Current with payments	Yes
Relationship	CFO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Marcelino Favela
Amount Invested	$15,000
Transaction type	Loan
Issued	01/01/2014
Outstanding principal plus interest	$15,428 as of 03/2018
Interest	2.85 per annum
Outstanding	Yes
Current with payments	Yes
Relationship	Relative of officers

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	David Favela
Amount Invested	$60,388
Transaction type	Loan
Issued	01/01/2014
Outstanding principal plus interest	$62,109 as of 03/2018
Interest	2.85 per annum
Outstanding	Yes
Current with payments	Yes
Relationship	CEO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Marcelino Favela
Amount Invested	$5,000
Transaction type	Loan
Issued	01/01/2015
Outstanding principal plus interest	$5,143 as of 03/2018
Interest	2.85 per annum
Discount rate	0.0
Outstanding	Yes
Current with payments	Yes
Valuation cap	None
Relationship	Relative of officers

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Martin Favela
Amount Invested	$11,000
Transaction type	Loan
Issued	01/01/2017
Outstanding principal plus interest	$11,314 as of 03/2018
Interest	2.85 per annum
Discount rate	0.0
Outstanding	Yes
Current with payments	Yes
Valuation cap	None
Relationship	CFO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Martin Favela
Amount Invested	$6,300
Transaction type	Loan
Issued	01/01/2015
Outstanding principal plus interest	$6,480 as of 03/2018
Interest	2.85 per annum
Discount rate	0.0
Outstanding	Yes
Current with payments	Yes
Valuation cap	None
Relationship	CFO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	David Favela
Amount Invested	$22,670
Transaction type	Loan
Issued	01/01/2016
Outstanding principal plus interest	$23,316 as of 03/2018
Interest	2.85 per annum
Discount rate	0.0
Outstanding	Yes
Current with payments	Yes
Valuation cap	None
Relationship	President CEO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Marcelino Favela
Amount Invested	$8,500
Transaction type	Loan
Issued	01/01/2016
Outstanding principal plus interest	$8,742 as of 03/2018
Interest	2.85 per annum
Discount rate	0.0
Outstanding	Yes
Current with payments	Yes
Valuation cap	None
Relationship	Relative of officers

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Marcelino Favela
Amount Invested	$2,100
Transaction type	Loan
Issued	01/01/2017
Outstanding principal plus interest	$2,160 as of 03/2018
Interest	2.85 per annum
Discount rate	0.0
Outstanding	Yes
Current with payments	Yes
Valuation cap	None
Relationship	Relative of officers

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	David Favela
Amount Invested	$31,711
Transaction type	Loan
Issued	01/01/2015
Outstanding principal plus interest	$27,915 as of 03/2018
Interest	2.85 per annum
Discount rate	0.0
Outstanding	Yes
Current with payments	Yes
Valuation cap	None
Relationship	President - CEO

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Name	Marcel Favela
Amount Invested	$6,000
Transaction type	Loan
Issued	01/01/2014
Outstanding principal plus interest	$6,171 as of 03/2018
Interest	2.85 per annum
Outstanding	Yes
Current with payments	Yes
Relationship	Master Brewer of company

This is a loan without a maturity date. It's being paid back as the business profits, without a specific expectation of timeline.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

Competition.-We face competition from breweries that are already established and have far more resources for funding marketing. Attracting and retaining customers in this climate may be difficult.

Ingredient costs. The cost of brewing beer is very dependent on ingredient costs, especially grain. Increases in ingredient costs due to shortages or weather could affect our profit margins.

Alcohol regulations. Because we will manufacture and sell alcohol, we will be subject to extensive regulation by the Federal Tax and California Alcoholic Beverage Control. These regulations are strictly enforced. Failure to follow those regulations could have a severe negative impact on our sales and even our ability to remain open

Border X Brewing is very dependent on its small management team. If anything catastrophic were to happen to the company's management team, the future of the company may be compromised. Furthermore, ownership of the company is concentrated in a small number of members (5).

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from unitholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company to manage the Company so as to maximize value for unitholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company. If the Management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Management, and the Investor will have no independent right to name or remove an officer or member of the Management of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the unitholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the unitholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The unitholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The unitholders have the right to redeem their securities at any time. Unitholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional units, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

<u>Restrictions on Transfer</u>

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of units . As discussed in Question 13, when we engage in an offering of equity interests involving Units , Investors may receive a number of Units calculated as either (i) the total value of the Investor's investment, divided by the price of the Unit being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Units that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our management . Among the factors we may consider in determining the price of Units are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our units that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;

- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

Border X Brewing LLC

- California Limited Liability Company
- Organized December 2012
- 11 employees

2181 Logan Ave
San Diego CA 92113

http://borderxbrewing.com/

Business Description

Refer to the Border X Brewing profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Border X Brewing is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

Say Hello

Questions? Ideas? Love Letters?

Say something nice....

SUBMIT COMMENT


You're pretty neat.

You're the first one here!
Early people don't usually get a prize, so here's a love letter from us.



David Favela

Business Development Manager, HP Educational Solutions at Hewlett-Packard

Hewlett-Packard Inc • University of California, San Diego - School of International Relatio...

Greater San Diego Area • 500+

InMail ···

Seasoned business development and licensing manager, with extensive experience in product development and operations. Now focused on creating new business strategies leveraging all available business models. Also looking at how Licensing Business Models and Social Media interact and how to adapt contracts and processes to balance dynamic, user driven digital content and brand stewardship.

- Strong and broad technology base
- Global Licensing experience
- Expert negotiator with creative solutions
- Contract experience with Joint Development Agreements, Patent purchasing, Brand & Technology out-licensing as well as in-licensing digital content.
- HP people manager for over 15 years

Show less

Experience

Global Business Manager, HP Educational Solutions
Hewlett-Packard Inc
May 2014 – Present • 3 yrs 11 mos
San Diego, CA

- Drive HP Educational strategy for HP Educational Products, including Calculators, Learning Apps and Educational Software across the globe.
- Own P/L responsibility for attainment of global sales revenue and profit.
- Lead Product Development, Marketing and Regional Sales including product offering and road map strategies aligned with business strategies.
- Manage team of Business Development Managers and Marketing Professionals across all regions

Business Development & Licensing Manager
Hewlett-Packard
Sep 2011 – Present • 6 yrs 7 mos
Greater San Diego Area

- Interact with HP R&D teams to identify and launch new business initiatives
- Guide executive strategic decision making process by identifying options, tradeoffs and alignment
- Complete financial modeling and risk profile assessments
- Lead cross functional teams as strategic program manager
- Lead negotiator and creative deal maker with extensive experience in intellectual property, brand and digital content in and out licensing

Strategic AllianceManager
Hewlett-Packard
Jul 2009 – Aug 2011 • 2 yrs 2 mos
Greater San Diego Area

Direct manager for a team of Strategic Alliance Managers accountable for all business interactions with business partners, both suppliers and licensed partners.
- Managed all contractual engagement with partners: Co-Development agreements, In & Out licensing agreements and Supplier Agreements
- Led licensing programs for organization - evaluating value position, identifying potential licensees, initial engagement, negotiations, contract completions and approvals

Strategic Global Licensing Program Manager
Hewlett-Packard
Jun 2006 – Jul 2009 • 3 yrs 2 mos
Greater San Diego Area

Led a cross functional team charged with licensing both technology and brand in order to create a broad ecosystem of partners producing complementary products essential for major HP growth initiative.
- Led a technology assessment team that evaluated patent position on strategic initiative
- Drove strategic decision making process with broad group of VP and SVP
- Developed strategy and tactical plan, including resource and investment requirements
- Consolidated patents in technology area - led negotiations and investment decisions
- Successfully achieved program objectives over three year period, resulting in broad commercial adoption of technology and brand
- Program achievements created a broad ecosystem of complementary products currently fueling core product growth

Supply Chain & Licensing Manager
Hewlett-Packard
Jun 1996 – Jul 2006 • 10 yrs 2 mos
Greater San Diego Area

Variety of Management positions across different business groups within HP, including assignments in US and Mexico. Partner relationship management, contracts, negotiations, new product development and launch were all common elements across positions.

Education

University of California, San Diego - School of International Relations and Pacific Studies (IR/PS)
Masters In International Manufacturing Management, International Business/Trade/Commerce
1995 – 1996

California State University-Chico
Bachelor's degree, History & Economics
1988 – 1992

Princeton University
Woodrow Wilson Fellowship, Public Policy Analysis
1991 – 1991
Activities and Societies: Selected from national pool of applicants for participation in Woodrow Wilson Fellowship program.

Volunteer Experience

Board of Directors
Barrio Arts Association
Sep 2014 – Sep 2014 • 1 mo
Arts and Culture

Barrio Art Association is a non-profit dedicated to preserving and growing the rich history of Chicano, Latino based artists in Barrio Logan. By sponsoring events like "Lighting up Chicano Park" and others throughout Barrio Logan, we bring attention, resources and support for the artist community.

Member of City Council Selected Barrio Logan Planning Group: Representing Local Business
Barrio Logan Planning Group
Jan 2015 – Jan 2015 • 1 mo
Politics

Represent local Barrio Logan based business interests on city planning group. Review petitions, cases and planning related issues with a large group representing all community stakeholders, and provide input into San Diego City Council.

Skills & Endorsements

Cross-functional Team Leadership · 46

Endorsed by **Derek Woodson and 7 others who are highly skilled at this**

Endorsed by **15 of David's colleagues at Hewlett Packard Enterprise**

Strategy · 41

Endorsed by **David Wu and 1 other who is highly skilled at this**

Endorsed by **18 of David's colleagues at Hewlett Packard Enterprise**

Business Development · 36

Endorsed by **Peter Moritzburke and 1 other who is highly skilled at this**

Endorsed by **11 of David's colleagues at Hewlett Packard Enterprise**

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Recommendations

Received (0) Given (1)

Luis Castellanos
Multi-Disciplinary leader: IT, Supply Chain, Operations, Procurement & Business Strategy
February 27, 2011, Luis worked with David in the same group

Luis was an excellent manager to partner with. He combined a strong work ethic with a great sense of humor that created an excellent work environment. He was well respected by his team as well as his peers and was able to apply his skill set and ramp up on any new work area. I would consider him a strong asset to any team he belongs to.

Accomplishments

1 **Language**
Spanish

1 **Patent**
Composition, Method and System for making high whiteness inkjet media

Interests



Deepak Chopra MD (official)
Founder, Chopra Foundation
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Licensing Executives Society (U...
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The Marcus Buckingham Compa...
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HP Connections: Current Emplo...
139,119 members

UC San Diego School of Global ...
2,733 followers



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Founder at Virgin Group
13,945,945 followers

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Marcel Favela

Business Owner

Border X Brewing LLC • University of California San Diego - School of Extended Studi...

San Diego, California • 257

Connect ···

Professional Business Planner with an expertise in operational responsibilities, including strategic planning and inventory management. I have been particularly effective in managing cost, reducing operations errors, and increasing efficiency. I have worked for a multinational corporation as well as a small lean start up business. My strengths include a Multilingual background, Problem solver, People Person, Multi-tasker, Tech-savvy innovator, and visionary.

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Experience

Border X Brewing LLC

Brew Master and Founder

Border X Brewing LLC

Dec 2012 – Present • 5 yrs 4 mos

Greater San Diego Area

Start up micro-brewery that has a passion in creating a nostalgic feeling from the different brewing techniques and ingredients form all over the world.
First of the two BORDER X brewers, and the Brewing Systems designer that made it possible to prove our concept as a great brewery.
Plans are in motion to open our second tasting room in Logan Ave as part of the Down-Town San Diego city renovation movement.
Currently working with 3 other partners that are equally passionate about brewing and creating a space where we can share a great craft beer with our neighbours.

Sony Electronics

Business Planner
Sony Electronics
Jun 2013 – Jul 2014 • 1 yr 2 mos
Greater San Diego Area

International Demand planning, Purchase consolidation, Planning Platform Maintenance on Business Side, Channel Sell-Out reports, Bi-Weekly ODM production planning, Delay/Production Issue management from ODM to Regional level, Inventory management for all Latin America & Canada, Quarterly calendar management of new season launch, Quarterly product specification gathering for set up of dummy and final sku in planning system.

Sony Electronics

International Logistics Coordinator
Sony Electronics
Jan 2011 – May 2013 • 2 yrs 5 mos
Greater San Diego Area

Daily Bookings, Claims, Insurance Reports, Weekly Forecasting, Pricing and Product master listings in ORACLE, Report improvements in efficiency and ease of use with Pivot tables, Accurate tracking of Historical shipping trends for future shipping company nomination, Procured and Distributed samples for each quarterly season, Assistant Demand Planner for Puerto Rico and Canada, Inventory reports at the end of each month, Weekly shipment KPI for a zero error operation.

deVere and Partners

Financial Coordinator
deVere and Partners
Feb 2009 – Mar 2009 • 2 mos

International Financial Advisor for Retirement, Invenstment and School funds.
Communicated daily with our customers arround the world and provided them investment oportunities to grow their funds.

Customs Assistant
Solar Turbines
Oct 2008 – Jan 2009 • 4 mos

Systems integration support.
Customs, import laws and classification of products.
Database entry and data analysis.

Marketing Assistant
Souther California Marketing and Barter
Oct 2006 – Feb 2007 • 5 mos

Created customized E-mail marketing for our big customer database.
Extracted Web Analytics data for Selected companies within our customer database.
Search Engine Optimization.

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Education

University of California San Diego - School of Extended Studies and Public Programs
Professional Brewing Certification, Brewing Science, A
2015 – 2017
Activities and Societies: QUAFF

The UC San Diego Extension Brewing certificate curriculum provides students with the technical skill and knowledge to select raw materials, produce wort, manage yeast and fermentation processes, and finish and package the product, all to the highest industry standards.

San Diego State University-California State University
Bachelor's Degree, International Business
2003 – 2009
Activities and Societies: Study Abroad Program for 1 year in Paris, France

Learning how to apply science and technology to the business world.

ESSEC - ESSEC Business School
Bachelor's degree, International Business
2007 – 2008
Activities and Societies: Intercultural communication, Fencing, Photography and Food tastings.

Fortified my language skill set by taking business courses in 100% french, learning all the cultural aspects of french language and visiting local historical sites to fully understand the history of the country.

Volunteer Experience

Toy collection
Orphanage in Mexico
Feb 2001 – May 2001 • 4 mos
Children

Collecting volunteered toys and taking them to the orphanage where we would organize them in a toy room.

Skills & Endorsements

Marketing Strategy · 14
Endorsed by **Adrian Escude and 1 other who is highly skilled at this**
Endorsed by **2 of Marcel's colleagues at Border X Brewing LLC**

Marketing · 12
Endorsed by **2 of Marcel's colleagues at Border X Brewing LLC**

Inventory Management · 11
Endorsed by **7 of Marcel's colleagues at Sony Electronics**

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Recommendations

Received (1) Given (0)

Ikumi Jones - MBA, CSCP
Business Planning Manager at Sony Electronics
May 6, 2014, Ikumi managed Marcel directly

Marcel is a go-to person when problem solving skill is needed in our team. Things tend to get complicated in any ways due to the nature of our business as regional head, he is always calm and analyzes situation deeply, and brings solutions with minimal supervision. Also, he is a team player and cares team's output and performance as well as being highly responsible for individual tasks. I truly admire his dedication.

Accomplishments

3 **Languages**

English • French • Spanish

2 **Certifications**

ROP OFFICE Suite certification • Dale Carnegie Course

Interests

Google
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Martin Favela

Operations Manager at Border X Brewing LLC

Border X Brewing LLC • San Diego State University-California State University

Chula Vista, California • 247

InMail ···

Experience

Operations Manager
Border X Brewing LLC
Aug 2016 – Present • 1 yr 8 mos
2181 Logan Ave

Business Planner
Sony Electronics
Nov 2010 – Aug 2016 • 5 yrs 10 mos

Education

San Diego State University-California State University
BA in International Business focus on Asia Pacific, International Business
2010 – 2015

Skills & Endorsements

Forecasting · 11
Endorsed by **Seiko Kinoshita, who is highly skilled at this**
Endorsed by **8 of Martin's colleagues at Sony Electronics**

Strategic Partnerships · 11
Endorsed by **8 of Martin's colleagues at Sony Electronics**

Cross-functional Team Leadership · 8
Endorsed by **6 of Martin's colleagues at Sony Electronics**

Show more

Accomplishments

3 **Languages**
English • Japanese • Spanish

Interests

Border X Brewing LLC
27 followers

Sony Electronics
186,652 followers

SONY
29,334 members

San Diego State University
255,861 followers

SDSU Sammy Alumni Network
96 members

Sony Pictures Entertainment
390,023 followers

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